Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of mF International Limited on Amendment No.1 to Form F-1 (File No. 333-274158) of our report dated May 26, 2023, except for Note 13 and Note 16 as to which the date is August 22, 2023, with respect to our audit of the consolidated financial statements of mF International Limited as of December 31, 2022 and for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

September 15, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com